Childrobics, Inc.
                                200 Smith Street
                           Farmingdale, New York 11735






                                                              July 3, 1996

Jerry Reda, President
Just Kiddie Rides, Inc.
122 Dubon Court
Farmingdale, New York 11735



Gentlemen:

         This letter of intent sets forth the basic terms of a proposal pursuant to which Childrobics, Inc., a New York corporation ("Buyer"), will acquire all or substantially all of (either by way of a merger, asset acquisition or stock purchase) Just Kiddie Rides, Inc., a New York corporation ("Seller"). It is anticipated that the consummation of the transactions contemplated herein will occur on or before September 30, 1996, or on such other date as the parties may agree.

         This letter of intent is designed to reflect the essential terms of the proposed transaction and the parties' agreement to negotiate in good faith toward the consummation of the transactions contemplated herein. Both Seller and Buyer recognize that this letter is a non-binding understanding and that the closing (the "Closing") of the contemplated transaction is subject to all of the terms and conditions hereof, a review of substantial additional documentation and other matters.

         1. Acquisition. Buyer will acquire Seller, either by way of merger, asset acquisition or stock purchase, as shall be mutually acceptable.

         2. Purchase Price. The purchase price will be (i) $1,000,000 in cash, of which (A) $250,000 shall be payable upon receipt of proceeds by Buyer from the sale of Units in connection with the proposed private placement of securities of Buyer (the "Private Placement") and (B) $750,000 shall be payable upon receipt of proceeds by Buyer from the exercise of the warrants to be issued in the Private Placement, and
         (ii) 3,273,750 shares of common stock, par value $.01 per share (the "Common Stock"), of Buyer. In addition Seller will be granted registration rights with respect to the sale of 250,000 of such shares of Common Stock, excluding the registration statement to be filed by the Buyer in connection with the Private Placement. The shares shall be subject to a lock-up agreement pursuant to which Seller may not sell greater than one-third of such shares until six months following the effectiveness of the registration statement to be filed in connection with the Private Placement (the "Effective Date"), an additional one-third of such shares until nine months following the Effective Date, and the remaining one-third of such shares until one year following the Effective Date, without the consent of the Buyer. The obligation to make the payments set forth in this Section 2 shall be evidenced by notes (the "Notes") to be executed by Buyer in favor of Seller. The Notes shall bear interest at a rate equal to the rate published by the Internal Revenue Service for debt of such maturity and shall be secured by a pledge of stock of the subsidiary of Buyer holding the assets of Seller. The Notes shall be due one year after the closing of the acquisition and shall provide for mandatory prepayments in accordance with this Section 2.

         3.  Closing   Conditions.   The   consummation   of  the   transactions
         contemplated herein is subject to the fulfillment of the following conditions:

                  (a) the negotiation and execution of definitive agreements with respect to the transactions contemplated herein;

                  (b) the formal approval of the Board of Directors of Buyer to the transactions contemplated herein and, if deemed necessary by the Board, receipt of an opinion from an investment bank to the effect that the transaction is fair to the stockholders of Buyer from a financial point of view;

                  (c) Buyer shall have entered into a five-year employment agreement with Jerry Reda providing for annual compensation of $250,000 per annum, subject to adjustment upon agreed upon terms after the first year. Such employment agreement shall also provide for the grant of options to purchase 100,000 shares of Common Stock if Buyer's net income for the first full fiscal year after the completion of the acquisition is at least $1,500,000 (excluding any decrease in net income attributable to options granted to current management as part of their buy-out agreements), provided that if such $1,500,000 is not achieved in such fiscal year, but at least 85% of such $1,500,000 is achieved, then the 100,000 options will be earned if the Buyer's net income for the second full fiscal year is at least $2,000,000 and for the grant of additional options to purchase 100,000 shares of Common Stock if Buyer's net income for the second full fiscal year after the Closing is at least $2,500,000, provided that if such $2,500,000 is not achieved in such fiscal year, but at least 85% of such $2,500,000 is achieved, then the 100,000 options will be earned if the Buyer's net income for the third full fiscal year after the Closing is at least $3,000,000. Such net income shall be derived from the audited financial statements of Buyer for each such fiscal year and any options earned will be granted as of the date such financial statements are signed by the Company's independent certified

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



                  accountants. The exercise price of such options shall be equal to the fair market value on the date of the grant and such options shall vest immediately and be exercisable for 10 years from the date of grant;

                  (d) After the Closing, Buyer shall use its best efforts to have Mr. Reda removed as guarantor of Seller's bank loans;

                  (e) Messrs.  Casaccio,  Melnick and  Bartlett  shall resign as
                  officers  and   directors   of  Buyer  and  their   employment
                  agreements shall be terminated as of the closing date; and

                  (f) Mr. Reda shall be elected to the Board of Directors of Buyer prior to the Closing.


         4. Definitive Agreements. The definitive agreements with respect to the transactions contemplated herein will contain mutually agreeable representations and warranties, mutually agreeable provisions for indemnification, and break up fees and other appropriate terms and conditions. All definitive agreements, as well as this letter of intent, will be governed by the internal laws of the State of New York. Additionally, the parties hereto agree, and shall agree in the definitive agreements, to consent to the jurisdiction of the courts of the State of New York and any Federal court situated therein.

         5. Expenses. The parties shall each pay their respective expenses (including fees and expenses of legal counsel) in connection with the transactions contemplated herein.

         6. Public Disclosure. Neither Buyer nor Seller shall make any public disclosure concerning the subject matter hereof or the transactions contemplated herein without the prior written consent of the other party, except as required by the federal securities laws.

         7. Exclusivity. Seller agrees that, for 60 days commencing from the date of execution of this letter agreement, it will deal exclusively with Buyer in connection with the sale of capital stock or assets of Seller, any financing transaction(s) for Seller (except for financing tractor-trailers or other vehicles for use in the business of Seller in an aggregate amount not to exceed $250,000), or the merger or joint venture of Seller with any other entity (all such transactions being referred to herein as an "Acquisition Transaction"), and that Seller shall not solicit, initiate or encourage any offer, proposal or inquiry from, or engage in negotiations with, or provide any information to, any corporation, partnership, person or other entity or group with respect to any Acquisition Transaction nor shall Seller accept any proposal with respect to an Acquisition Transaction.

         Seller and Buyer acknowledge that this letter is a statement of their mutual intention only, and unless a definitive agreement is executed and delivered by the parties, there are no legally binding agreements between the parties with respect to the transactions contemplated herein. Notwithstanding the foregoing, the provisions of Section 5, 6 and 7 above shall constitute binding legal agreements, shall be enforceable against Buyer and Seller in accordance with their respective terms and shall survive any termination of the transactions contemplated herein.

         If you are in agreement with the terms and conditions of this letter of intent, please sign and date the enclosed duplicate of this letter agreement in the space provided below and return it to the undersigned.

                                                    Very truly yours,

                                                    CHILDROBICS, INC.



                                                    By: /s/ Salvatore Casaccio
                                                        ------------------------

Accepted and agreed this 3rd
day of July, 1996


JUST KIDDIE RIDES, INC.



By:  /s/ Gerard A. Reda
     ----------------------


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